Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of July 15, 2011, among RAAM Global Energy Company (the “Company”), each of the guarantors party hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent (the “Trustee”), to the Indenture (the “Base Indenture” and together with the First Supplemental Indenture, the “Indenture”), dated as of September 24, 2010, among the Company, the guarantors party thereto and the Trustee. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, Guarantors and Trustee have heretofore executed and delivered the Base Indenture which provided for the issuance by the Company of the Initial Notes and Additional Notes upon the terms set forth therein;

WHEREAS, the Base Indenture provides that the Company may, subject to compliance with Section 4.09 of the Base Indenture, issue Additional Notes in an unlimited amount under the Base Indenture;

WHEREAS, Section 9.01(a)(6) of the Indenture provides that the Indenture may be amended or supplemented from time to time without the consent of the Holders to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

WHEREAS, all things necessary to make the New Notes (as defined below) and related Guarantees thereof by the Guarantors, when executed by the Company or Guarantor, as applicable, and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions set forth herein and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this First Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done;

WHEREAS, the Company and the Guarantors have been authorized by a resolution of their respective Board of Directors or similar governing body, as applicable, to enter into this First Supplemental Indenture; and

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder of the Initial Notes and/or Additional Notes;

NOW, THEREFORE, the parties hereto agree as follows:

I.	RULES OF INTERPRETATION.

The rules of interpretation set forth in the Indenture shall be applied here as if set forth in full herein.

II.	AUTHORIZATION AND ISSUANCE OF NEW NOTES

Pursuant to Section 2.02 of the Base Indenture, on the date hereof the Company shall issue an aggregate $50 million principal amount of Additional Notes (the “New Notes”), which will have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price and the CUSIP number for the New Notes. In accordance with the Indenture, the Initial Notes and the New Notes issued will be treated as a single class for all purposes under the Indenture. The New Notes will be issued initially in the form of Restricted Global Notes.

III.	MISCELLANEOUS.

A.	Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

B.	Continuing Agreement.

Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

C.	Waiver.

The execution, delivery and effectiveness of this First Supplemental Indenture shall not operate or be construed as a waiver or forbearance with respect to Defaults or Events of Default under the Indenture or the Notes, if any, which may now or hereafter exist or the waiver of any right, power or remedy which the Holders or the Trustee may have with respect thereto under the Indenture, the Notes or applicable law. Any and all rights which may now or hereafter exist in favor of Holders or the Trustee under the Indenture, the Notes or applicable law are reserved for the Holders and the Trustee, respectively.

D.	Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

E.	Headings, Etc.

The headings of the Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

F.	Trustee’s Disclaimer.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

RAAM GLOBAL ENERGY COMPANY

By:	/s/ Howard Settle
Name:	Howard Settle
Title:	President

GUARANTORS:

CENTURY EXPLORATION NEW ORLEANS, INC.
CENTURY EXPLORATION HOUSTON, INC.
SITA ENERGY, LLC CENTURY EXPLORATION RESOURCES, INC. WINDSTAR ENERGY, LLC

By:	/s/ Howard Settle
Name:	Howard Settle
Title:	President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent

By:	/s/ D.G. Donovan
Name: D.G. Donovan
Title: Vice President